Filed Pursuant To Rule 433
Registration No. 333-167132
August 4, 2010
Gold ETF Comparison SSgA Intermediary Business Group Strategy & Research Service Request ID: For Investment Professional Use only — Not to Be Distributed to the Public Do not reproduce or reprint without the written permission of SSgA.

SPDR Gold Shares (GLD) Name SPDR Gold Shares ETFS Physical Swiss Gold Shares Ticker GLD SGOL Reflect the price and performance of gold Reflect the price and performance of bullion, less expenses. Each ETF share gold bullion, less expenses. Each ETF Methodology represents 1/10 the spot price of gold at share represents 1/10 the spot price of inception. gold at inception. Expense Ratio .40 .39 Underlying Index Spot Price of Gold — London PM Fix Spot Price of Gold — London PM Fix Inception Date 11/18/2004 9/9/2009 Assets $37.1B $198.6M 10 Day Avg $Volume* $2.0 Billion $10.2 Million Average Bid/Ask Spread * $.01 $.03 Websites www.spdrgoldshares.com www.etfsecurities.com Source: , SSgA Strategy & Research, As of 10/31/2009 * Avg volume and Bid/Ask Spread as of 11/13/2009

Appendix A: Notes on Performance and Disclosure Statements For Investment Professional Use only — Not to Be Distributed to the Public This material, prepared in response to your specific inquiry, was created using comparative information gathered and made available by Zephyr Associates, a global leader in the development of analytical software tools for the financial management industry. This analysis or any portion thereof may not be reprinted, sold or redistributed without the written consent of SSgA. This material was used to supplement an oral presentation and is not therefore a complete record of the discussion. This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. Not FDIC Insured —No Bank Guarantee — May Lose Value The Sponsor and the Marketing Agent have agreed to reduce the fees payable to them from the assets of the Trust to the extent required so that the estimated ordinary expenses of the Trust do not exceed an amount equal to 0.40% per annum of the daily net asset value during the period ending seven years from the date of the Trust Indenture or upon the earlier termination of the Marketing Agent Agreement. Investors should be aware that if the value of the Trust assets is less than approximately $388 million, the ordinary expenses of the Trust will be accrued at a rate greater than 0.40% per year of the daily ANAV of the Trust even after the Sponsor and the Marketing Agent have completely reduced their combined fees of 0.30% per year of the daily ANAV of the Trust. This amount is based on the estimated ordinary expenses of the Trust. †On May 21, 2008, the Trust changed its name to SPDR Gold Trust. Prior to this date it was known as streetTRACKS Gold Trust. Statement Regarding Forward-Looking Statements The SPDR® Gold Trust has filed a registration statement (including a prospectus) with the SEC with respect to the SPDR® Gold Shares to which this communication relates. Before you invest in SPDR® Gold Shares, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and SPDR® Gold Shares. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternately, the Issuer or any Authorized Participant in respect of the SPDR® Gold Shares will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR Gold, 30th Floor, Boston, MA 02111.

Notes on Performance and Disclosure Statements This document/materials includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this document that address activities, events or developments that will or may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. Investors are cautioned that these statements are only projections. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made based on its perception of historical trends, current conditions and expected future developments, as well as other factors believed appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including, but not limited to fluctuations in the price of gold; reductions in the amount of gold represented by each Share due to the payment of Trust expenses and the impact of the termination of the fee reduction under the Trust Indenture; purchasing activity in the gold market associated with the purchase of Baskets from the Trust; the lack of experience of the Sponsor and its management in operating an investment vehicle such as the Trust; unanticipated operational or trading problems; the lack of protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936; the lack of a market for the Shares; competition from other methods of investing in gold; the impact of large-scale distress sales of gold in times of crisis; the impact of substantial sales of gold by the official sector; the effect of a widening of interest rate differentials between the cost of money and the cost of gold; the loss, damage, theft or restrictions on access to the Trust’s gold; the lack of adequate sources of recovery if the Trust’s gold is lost, damaged, stolen or destroyed, including a lack of insurance; the failure of gold bullion allocated to the Trust to meet the London Good Delivery Standards; the failure of sub custodians to exercise due care in the safekeeping of the Trust’s gold; the limited ability of the Trustee and the Custodian to take legal action against sub-custodians; the insolvency of the Custodian; the Trust’s obligation to reimburse the underwriting of the Trust’s IPO and the Marketing Agent for certain liabilities in the event the Sponsor fails to indemnify them; competing claims over ownership of intellectual property rights related to the Trust; and other factors identified in the “Risk Factors” section of the Prospectus filed with the SEC and in other filings made by the Trust from time to time with the SEC .

Consequently, all the forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor or Marketing Agent anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Neither the Sponsor, Marketing Agent nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust, Marketing Agent nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s or Marketing Agent’s expectation or projections. The value of the Shares relates directly to the value of the gold held by the Trust (less Trust expenses) and fluctuations in the price of gold could materially adversely affect an investment in the Shares. Investors should be aware that there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. In the event that the price of gold declines, the Sponsor expects the value of an investment in the Shares to similarly decline. Shareholders will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936. The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Neither the Sponsor nor the Trustee is subject to regulation by the CF TC. Shareholders will not have the regulatory protections provided to investors in CE A-regulated instruments or commodity pools. SR-0396 Exp. Date: 1/20/2010 Not FDIC Insured —No Bank Guarantee — May Lose Value

First Issued: November 19, 2009. This Free Writing Prospectus is being filed in reliance on Rule 164(b).
SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.